Exhibit 99.1

Pier 1 Takes Additional Actions to Preserve Liquidity in Response to COVID-19

Fort Worth, Texas – March 24, 2020 – Pier 1 Imports, Inc. (OTCPK: PIRRQ) (“Pier 1” or the “Company”) today announced additional measures it is taking to preserve liquidity and mitigate the financial impact of the COVID-19 pandemic.

“Like many retailers that have temporarily closed stores in response to COVID-19, we are making difficult decisions that are necessary to preserve value in our business for the long-term benefit of our associates, customers and other stakeholders,” said Robert Riesbeck, Pier 1’s Chief Executive Officer and Chief Financial Officer. “We are incredibly grateful to our associates for their commitment to our customers and our company, and we will continue to take appropriate actions to position Pier 1 for the future.”

Pier 1 is implementing a furlough program across its business, including for approximately 65 percent of home office associates and for certain store and distribution associates, until further notice. This decision, which is effective as of March 23, 2020, follows the Company’s March 22 announcement that it has temporarily closed its stores nationwide to support the country’s efforts to combat COVID-19. Pier 1 is continuing to serve customers through Pier1.com, and orders are being processed and filled as normal.

In connection with its furlough program, the Company is reducing compensation by 20 percent for retained associates, who are critical to ensuring business continuity and a seamless customer experience on Pier1.com. At the corporate level, Pier 1 is reducing pay for executive vice presidents and above by 50 percent, and reducing compensation for senior vice presidents by 30 percent. In addition, compensation for all members of the Pier 1 Board of Directors will be reduced or deferred by 50 percent. All reductions in pay are also effective as of March 23, 2020, and will remain in effect for a period to be determined.

Pier 1 will continue to follow the guidelines of government and health officials in determining when it will reopen its offices and planned go-forward stores, and looks forward to doing so as soon as possible

As previously announced, Pier 1 is in the process of eliminating all non-essential expenditures and expenses.

As announced in February 2020, Pier 1 commenced voluntary Chapter 11 proceedings in the U.S. Bankruptcy Court for the Eastern District of Virginia to pursue a sale of the Company.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Pier 1 may also make forward-looking statements in other reports filed with the United States Securities and Exchange Commission (“SEC”), in press releases, in presentations and in material delivered to Pier 1’s shareholders. Forward-looking statements provide current expectations of future events based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments, and other relevant factors. These statements encompass information that does not directly relate to any historical or current fact and often may be identified with words such as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and other similar expressions.

Risks and uncertainties that may affect Pier 1’s operations and performance include, among others: risks and uncertainties associated with Pier 1’s and its subsidiaries’ Chapter 11 cases; risks and uncertainties related to, and the impact of, the temporary closure of Pier 1’s stores nationwide and its corporate headquarters, the length of time its stores and corporate headquarters are closed and the associated costs and loss of revenue and impact on liquidity; the failure by Pier 1 to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives; the inability of Pier 1 to anticipate, identify and respond to changing customer trends and preferences for home décor and furniture and to identify, source, ship and deliver items of acceptable quality to its U.S. distribution and fulfillment centers, stores and customers at reasonable prices and rates in a timely fashion; risks related to outsourcing certain business processes to third-party vendors, including disruptions in business, cyber security threats and increased costs; an overall decline in the health of the U.S. economy and its impact on consumer confidence and spending; disruptions in Pier 1’s domestic supply chain or e Commerce website; failure to successfully manage and execute Pier 1’s marketing initiatives; negative impacts from a failure to control merchandise returns and recalls; potential impairment charges on certain long-lived assets; Pier 1’s access to adequate operating cash flow, trade credit, borrowed funds and capital to fund its operations and pay its obligations as they become due, including the impact of continued deterioration of Pier 1’s financial performance or adverse trends or disruption in the global credit and equity markets; the highly competitive retail environment with companies offering similar specialty home merchandise; factors affecting consumer spending, including employment levels and disposable income, interest rates, consumer debt levels, fuel and transportation costs and other factors; an inability to operate in desirable locations at reasonable rental rates and to close underperforming stores at or before the completion of their lease terms; failure to attract, motivate and retain an effective management team or changes in the cost or availability of a suitable workforce; failure to successfully manage omni-channel operations; seasonal variations; increases in costs that are outside Pier 1’s control; adverse weather conditions and natural disasters; risks related to Pier 1’s dependence on technology in the operation of its business; failure to protect consumer data; failure to successfully implement new information technology systems and enhance existing systems; risks related to cybersecurity and e-Commerce related fraud; failure to maintain positive brand perception and recognition; risks related to imported merchandise including the health of global, national, regional, and local economies and their impact on vendors, manufacturers and merchandise; factors beyond Pier 1’s control, including general economic and market conditions, fluctuations in Pier 1’s financial condition or other factors that could affect the common stock price; risks related to actions by activist shareholders; regulatory and legal risks; and litigation risks.

Pier 1 assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized. Additional information concerning these risks and uncertainties is contained in Pier 1's Annual Report on Form 10 K for the fiscal year ended March 2, 2019, as filed with the SEC and in Pier 1’s other filings with the SEC.

About Pier 1 Imports, Inc.

Founded with a single store in 1962, Pier 1 Imports is a leading omni-channel retailer of unique home décor and accessories. The Company’s products are available through approximately 541 Pier 1 stores in the U.S. and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

Contact:

Jennifer Engstrand Reeder

mediarelations@pier1.com